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FILED PURSUANT TO RULE 424(b)(5) REGISTRATION NO. 333-99509

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 20, 2002

$1,000,000,000

$600,000,000 5 1/8% Notes Due February 15, 2013

$400,000,000 6 1/8% Notes Due February 15, 2033

        We will pay interest on the notes each February 15 and August 15. The first interest payment will be made on August 15, 2003.

        We may redeem the notes in whole or in part at our option and in whole if certain events occur involving changes in United States taxation, as set forth in this prospectus supplement.

        We have applied to have the notes listed on the Luxembourg Stock Exchange.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to The Boeing Company
Per note due 2013	99.458%	.450%	99.008%
Total	$596,748,000	$2,700,000	$594,048,000
Per note due 2033	98.142%	.875%	97.267%
Total	$392,568,000	$3,500,000	$389,068,000
(1)
Plus accrued interest, if any from February 11, 2003.

        The underwriters expect to deliver the notes to purchasers in book entry form only through the Depository Trust Company, Clearstream, Luxembourg or the Euroclear System, as the case may be, on or about February 11, 2003.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Bookrunners

Credit Suisse First Boston	Deutsche Bank Securities	JPMorgan

Senior Co-Managers

Banc of America Securities LLC	Banc One Capital Markets, Inc.	Barclays Capital
BNP PARIBAS	Credit Lyonnais Securities	Merrill Lynch & Co.
Morgan Stanley	Salomon Smith Barney	UBS Warburg
Wachovia Securities

Co-Managers

ABN AMRO Incorporated	Banco Bilbao Viscaya Argentaria S.A.	Bayerische Landesbank
BNY Capital Markets, Inc.	Daiwa Securities SMBC Europe	McDonald Investments Inc.
Mizuho International plc	PNC Capital Markets, Inc.	RBC Capital Markets
SG Cowen	Standard Chartered Bank	The Mitsubishi Trust and Banking Corporation
The Royal Bank of Scotland	Tokyo-Mitsubishi International plc	U.S. Bancorp Piper Jaffray

The date of this prospectus supplement is February 6, 2003.

        Prospectus Supplement

Prospectus

        You should rely only on the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in these documents. This prospectus supplement should be read in conjunction with the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        This prospectus supplement and the accompanying prospectus include information provided in order to comply with the rules governing the listing of securities on the Luxembourg Stock Exchange. We are responsible for the accuracy of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, J.P. Morgan Bank Luxembourg S.A., 5 Rue Plaetis, L-2338 Luxembourg.

        The distribution of this prospectus supplement and prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the prospectus do not constitute, and may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        References herein to "$" and "dollars" are to the currency of the United States. The financial information presented or incorporated by reference herein has been prepared in accordance with Generally Accepted Accounting Principles in the United States. References to "notes" are to the notes due 2013 together with the notes due 2033.

THE BOEING COMPANY

        The Boeing Company is one of the world's major aerospace firms. Boeing is the parent company for approximately 250 wholly-owned subsidiaries and has customers in 145 countries around the world. Boeing operates in three principal areas: Commercial Airplanes, Integrated Defense Systems, and Commercial Aircraft Financing conducted by Boeing Capital Corporation.

        Boeing is a Delaware corporation with headquarters located at 100 North Riverside, Chicago, Illinois 60606-1596, telephone number (312) 544-2000. Boeing was incorporated in 1916 and has a perpetual existence. Unless the context otherwise indicates, the terms "we," "us," or "Boeing" mean The Boeing Company and its wholly-owned subsidiaries on a consolidated basis.

INCORPORATION BY REFERENCE

        The Securities and Exchange Commission ("SEC") allows us to "incorporate by reference" the documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. We publish annual audited consolidated financial statements and quarterly unaudited financial statements. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

  •
  Annual Report on Form 10-K for the year ended December 31, 2001;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002, respectively; and

  •
  Current Reports on Form 8-K filed on October 4, 2002, October 21, 2002 and February 6, 2003.

        We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write to us at The Boeing Company, 100 North Riverside, Chicago, Illinois 60606-1596, Attention: Shareholder Services, or call us at (312) 544-2835. In addition, you may receive copies of all of our filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including our annual audited consolidated financial statements and our quarterly unaudited financial statements for the most recent two years, free of charge at the office of our Luxembourg listing agent, J.P. Morgan Bank Luxembourg S.A., located at 5 Rue Plaetis, L-2338 Luxembourg.

RECENT DEVELOPMENTS

        Certain information relating to our quarter and year ended December 31, 2002 is contained in our Current Report on Form 8-K dated February 6, 2003, which can be obtained from the Internet site of the SEC at http://www.sec.gov and which is incorporated herein by reference.

USE OF PROCEEDS

        We will use the net proceeds from this offering, estimated to be $982.4 million after deducting our expenses, for general corporate purposes. Pending the use of the net proceeds, we expect to invest the proceeds in short-term interest-bearing instruments.

RATIO OF EARNINGS TO FIXED CHARGES

        We present below the computation of the ratio of our earnings to our fixed charges. Earnings consist of earnings before federal taxes on income, fixed charges adjusted for capitalized interest and amortization of previously capitalized interest and net adjustments for earnings of affiliates. Fixed charges consist of interest on borrowings, both expensed and capitalized, and that portion of rental expense we believe to be representative of interest.

		For the years ended December 31,
	Nine months ended September 30, 2002
		2001	2000	1999	1998	1997
	(dollars in millions)
Earnings before federal taxes on income	$2,331	$3,564	$2,999	$3,324	$1,397	$(341)
Fixed charges excluding capitalized interest	572	698	481	483	507	552
Amortization of previously capitalized interest	49	65	71	80	75	97
Net adjustment for earnings from affiliates	65	11	(44)	(8)	(18)	4

Earnings available for fixed charges	$3,017	$4,338	$3,507	$3,879	$1,961	$312

Fixed charges:
Interest expense	$536	$650	$445	$431	$453	$513
Interest capitalized during the period	66	80	82	81	65	61
Rentals deemed representative of an interest factor	36	48	36	52	54	39

Total fixed charges	$638	$778	$563	$564	$572	$613

Ratio of earnings to fixed charges	4.7	5.6	6.2	6.9	3.4	0.5

SELECTED FINANCIAL INFORMATION

        The selected consolidated financial data for each of the years ended December 31, 2001, 2000, 1999 and 1998 have been derived from our audited consolidated financial statements. The selected consolidated financial data for the year ended December 31, 2002 is unaudited. The information set forth below does not reflect all reclassifications or changes in presentation that may be made in the financial statements to be filed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. In the case of 2002, the amounts we report following the completion of our audit may differ from the unaudited amounts presented herein. The information presented below is only a summary and should be read in conjunction with the consolidated financial statements incorporated herein by reference in this prospectus, copies of which can be obtained free of charge.

        See "Incorporation by Reference" herein and "Where You Can Find More Information" in the accompanying prospectus.

	For the years ended December 31,
	2002	2001	2000	1999	1998
	(unaudited)
	(in millions, except per share data)
Operations information:
Sales and other operating revenues	$54,069	$58,198	$51,321	$57,993	$56,154
Operating earnings	$3,868	$3,896	$3,058	$3,170	$1,567
Net earnings before cumulative effect of accounting change	$2,319	$2,826	$2,128	$2,309	$1,120
Basic earnings per share before cumulative effect of accounting change	$2.90	$3.46	$2.48	$2.52	$1.16
Diluted earnings per share before cumulative effect of accounting change	$2.87	$3.41	$2.44	$2.49	$1.15
Cash dividends paid per share	$0.68	$0.68	$0.56	$0.56	$0.56
Financial position information:
Total assets	$52,269	$48,058	$42,677	$36,147	$37,024
Long-term debt	$12,589	$10,866	$7,567	$5,980	$6,103
Total shareholders' equity	$7,714	$10,825	$11,020	$11,462	$12,316

CAPITALIZATION

        The following table sets forth our unaudited consolidated capitalization at December 31, 2002 and as adjusted to give effect to the issuance and sale of the notes and the assumed application of the proceeds therefrom. No other change in our unaudited consolidated capitalization since December 31, 2002 is reflected in the "As Adjusted" column. The information set forth below does not reflect all reclassifications or changes in presentation that may be made in the financial statements to be filed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. The amounts we report following the completion of our audit may differ from the unaudited amounts presented herein. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus and which can be obtained free of charge. See "Incorporation by Reference" herein and "Where You Can Find More Information" in the accompanying prospectus.

	At December 31, 2002 (unaudited)
	Actual	As Adjusted
	(Dollars in Millions)
Liabilities and Shareholders' Equity:
Accounts payable and other liabilities	$13,648	$13,648
Advances in excess of related costs	3,123	3,123
Income taxes payable	1,134	1,134
Short-term debt and current portion of long-term debt	1,814	1,814

Total current liabilities	19,719	19,719
Deferred income taxes
Accrued retiree health care	5,434	5,434
Accrued pension plan liability	6,271	6,271
Deferred lease income	542	542
Long-term debt	12,589	13,589
Shareholders' equity:
Common shares, par value $5.00—1,200,000,000 shares authorized; Shares issued—1,011,870,159	5,059	5,059
Additional paid-in capital	2,141	2,141
Treasury shares, at cost—171,834,950	(8,397)	(8,397)
Preferred shares, par value $1.00—20,000,000 shares authorized; Shares issued—0	—	—
Retained earnings	14,262	14,262
Accumulated other comprehensive income	(4,027)	(4,027)
ShareValue Trust shares—40,373,809	(1,324)	(1,324)

Total shareholders' equity	7,714	7,714

Total capitalization	$52,269	$53,269

DESCRIPTION OF NOTES

        The following description of the particular terms of the notes due 2013 and the notes due 2033 supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities set forth in the prospectus.

General

        The notes will be issued under a Senior Indenture between the Company and JPMorgan Chase Bank, as Trustee, dated as of February 1, 2003. A form of the Senior Indenture has been filed as an exhibit to the Registration Statement of which the accompanying prospectus is a part. The notes will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. Each series of notes will bear interest from February 11, 2003 at the applicable annual rate of interest stated on the cover page of this prospectus supplement. Interest on the notes will be payable semiannually on February 15 and August 15 commencing August 15, 2003, to the persons in whose names such securities are registered at the close of business on the February 1 or August 1 preceding each February 15 or August 15, payable in equal semi-annual installments. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Unless previously redeemed, repurchased or cancelled as provided below, the notes due 2013 will mature at par on February 15, 2013 and the notes due 2033 will mature at par on February 15, 2033. If an interest payment date or the maturity date falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be. A "business day," as used in this prospectus supplement, means any day except Saturday or Sunday or any day on which banks are permitted or required by applicable law or regulation to close in the place in which payment on the notes is required, as the case may be.

        The notes will be subject to defeasance as provided in "Description of the Debt Securities—Discharge and Defeasance" in the accompanying prospectus. The notes will be issued in denominations of $1,000 and integral multiples of $1,000.

        We may, without the consent of the holders of notes, issue additional securities having the same ranking and the same interest rate, maturity and other terms as the notes and with the same CUSIP number; provided, however, that no such additional securities may be issued unless such additional securities are fungible with the notes for U.S. federal income tax purposes. Any additional securities having such similar terms, together with the notes, will constitute a single series of securities under the Senior Indenture. No additional securities may be issued if an event of default has occurred with respect to the applicable series of notes.

        We have appointed J.P. Morgan Bank Luxembourg S.A., as paying agent and transfer agent in Luxembourg with respect to the notes. As long as the notes are listed on the Luxembourg Stock Exchange, the Company will maintain a paying agent and transfer agent in Luxembourg, and the Luxembourg Stock Exchange will be informed of any change in the Luxembourg paying agent and transfer agent and any such change will be published in Luxembourg. See "—Notices" below.

Optional Redemption

        The notes will be redeemable, as a whole or in part, at our option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice to holders of the notes given in accordance with "—Notices" below, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed, together with any accrued and unpaid interest to the redemption date; or

  •
  the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months,

    at the Treasury Rate, as defined below, plus 20 basis points in the case of notes due 2013 and 25 basis points in the case of notes due 2033, plus in all cases, any accrued and unpaid interest to the date of redemption.

        "Treasury Rate" means, with respect to any redemption date for the notes:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

  •
  if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        The Treasury Rate will be calculated by us on the third business day preceding the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers, to be appointed by us.

        "Comparable Treasury Price" means, with respect to any redemption date for the notes:

  •
  the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or

  •
  if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m., New York City time on the third business day preceding such redemption date.

        "Reference Treasury Dealer" means each of Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and one other treasury dealer selected by us, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer, which we refer to as a "Primary Treasury Dealer," we will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

        "Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

        On and after the redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent, or the Trustee, money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected pro rata by the Trustee or by such method as the Trustee shall deem fair and appropriate; provided, however, that a partial redemption must be in an amount not less than $1,000,000 principal amount of notes.

Notices

        Notices to holders of the notes will be sent by mail to the registered holders and will be published, whether the notes are in global or definitive form, and so long as the notes are listed on the Luxembourg Stock Exchange and the rules require, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the notes are listed on the Luxembourg Stock Exchange, any appointment of or change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

Information Concerning the Trustee

        JPMorgan Chase Bank, the Trustee under the indenture, has its principal office at 4 New York Plaza, 15th Floor, New York, New York 10004. The indenture limits the right of the Trustee, if it becomes our creditor, to obtain payment of claims or secure its claims. The Trustee is permitted to engage in certain other transactions. If the Trustee acquires any conflicting interest, however, and there is a default under the debt securities of any series for which they are Trustee, the Trustee must eliminate the conflict or resign.

        From time to time, we may borrow from the Trustee or its affiliates. We and certain of our subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee.

Applicable Law

        The notes for all purposes will be governed by and construed in accordance with the internal laws of the State of New York. Actions regarding the notes may be brought in any court of competent jurisdiction in the United States.

Unclaimed Funds

        All funds deposited with the Trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the notes that remain unclaimed for two years after the maturity date of the notes will be repaid to us upon our request. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the Trustee and paying agents will have no liability therefor.

Payments of Additional Amounts

        We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the notes to a holder who is not a United States person (as defined below), after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon the holder by the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

        (1)  to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

          (a)  being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

          (b)  having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;

          (c)  being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax or a foreign private foundation or other foreign tax-exempt organization;

          (d)  being or having been a "10-percent shareholder" of us as defined in section 871(h)(3) of the United States Internal Revenue Code and the Regulations that may be promulgated thereunder; or

          (e)  being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

        (2)  to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership, or entity treated as a partnership or disregarded as an entity separate from its owner for United States federal income tax purposes, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or entity treated as a partnership or disregarded as an entity separate from its owner for United States federal income tax purposes would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

        (3)  to any tax, assessment or other governmental charge that is imposed otherwise or withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute or by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party (and with respect to which the holder is entitled to the benefits) as a precondition to exemption from such tax, assessment or other governmental charge;

        (4)  to any tax, assessment or other governmental charge which is imposed or payable otherwise than by withholding by us or a paying agent from the payment;

        (5)  to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

        (6)  to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any notes, if such payment can be made without such withholding by any other paying agent;

        (7)  to any tax, assessment or other governmental charge required to be made pursuant to any European Union Directive on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive (see "—Proposed EU Directive on the Taxation of Savings Income" below);

        (8)  to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment in respect of any note, if such payment can be made without withholding by another paying agent in a member state of the European Union;

        (9)  to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later; or

        (10) in the case of any combination of the above items.

        The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading "—Payments of Additional Amounts" and under the heading "—Redemption for Tax Reasons," we shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

        As used under this heading "—Payments of Additional Amounts" and under the heading "—Redemption for Tax Reasons", the term "United States" means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, and "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States or any estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Proposed EU Directive on the Taxation of Savings Income

        On January 21, 2003, the Council of the European Union declared that the condition that certain non-member states with significant financial centers give reassurance as to the application of equivalent measures necessary for the implementation of the draft directive relating to the taxation of savings income had been or would be met. Subject to certain other non-member states satisfying certain conditions, and other conditions being met, including final approval of the draft directive, member states of the European Union, as of January 1, 2004, will be required to provide to the tax authorities of another member state and certain non-member states details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other member state or relevant non-member states. This is subject to the right of certain member states (including Austria, Belgium and Luxembourg) to opt instead for withholding and revenue sharing for a transitional period. Certain non-member states (including Switzerland) have proposed to enter into an agreement with the European Union to withhold and share revenue. As indicated above under, "—Payment of Additional Amounts", no additional amounts will be payable with respect to a note if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such directive. Pending agreement on the precise text of the directive, we cannot predict what effect, if any, the adoption of the directive would have on the notes or on payments thereon.

Redemption for Tax Reasons

        If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become, or based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading "—Payments of Additional Amounts" with respect to a series of notes, then we may at our option redeem, in whole, but not in part, the relevant series of notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those notes to the date fixed for redemption.

Book-Entry, Delivery and Form

        Each series of notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary" or "DTC") and registered in the name of Cede & Co., the Depositary's nominee. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary.

        Investors may elect to hold interests in the global securities through the Depositary, Clearstream Banking Luxembourg S.A. ("Clearstream") or Euroclear Bank S.A., as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Except as described below, the global securities may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

        So long as the Depositary or its nominee is the registered owner of the global securities, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global securities for all purposes under the Senior Indenture. Except as provided below, owners of beneficial interests in the global securities will not be entitled to have notes represented by the global securities registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the owners or holders thereof under the Senior Indenture.

        Principal and interest payments on notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the global securities. None of The Boeing Company, the Trustee, any paying agent, or registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities or for maintaining, supervising, or reviewing any records relating to those beneficial interests.

        We expect that the Depositary or its nominee, upon receipt of any payment of principal or interest, will credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of the Depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global securities held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The participants are responsible for the standing instructions and customary practices governing beneficial interests.

        The Depositary and the direct and indirect participants will send notices and communications to direct and indirect participants and beneficial owners, as the case may be, in accordance with the arrangements governing their relationships, subject to any statutory or regulatory requirements as may be in effect from time to time.

        The Depositary advises as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Clearstream advises as follows: Clearstream is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers ("Clearstream Customers") and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry transfers between their accounts. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer.

        Distributions with respect to each series of notes held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

        Euroclear advises as follows: Euroclear was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

        Euroclear has further advised that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

        The Euroclear Operator has advised that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator's records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

        Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

        Individual certificates in respect of the notes will not be issued in exchange for the global securities, except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the global securities, or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after we receive such notice from DTC or upon our becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such global securities upon delivery of such global securities for cancellation. In the event that individual certificates are issued, holders of the notes will be able to receive payments (including principal and interest) on the notes and effect transfer of the notes at the offices of our paying agent, JPMorgan Chase Bank, and our paying agent in Luxembourg, J.P. Morgan Bank Luxembourg S.A.

        Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

Global Clearance and Settlement Procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of interests in the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Clearstream Customers or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the notes by or through a Clearstream Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

        Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of notes as of the date hereof. Except where noted, this summary deals only with notes held as capital assets by a non-U.S. holder (as defined below) who purchases the notes upon original issuance at their initial offering price. This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, "controlled foreign corporation," "passive foreign investment company," "foreign personal holding company" or a corporation that accumulates earnings to avoid U.S. federal income tax).

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and related regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

        If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

        This discussion applies to you if you are a "non-U.S. holder." A "non-U.S. holder" means a person that is not for U.S. federal income tax purposes any of the following:

  •
  a citizen or resident of the U.S.;

  •
  a corporation created or organized in or under the laws of the U.S. or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If an entity classified as a partnership under U.S. federal income tax laws holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

U.S. Federal Withholding Tax

        The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on a note owned by a non-U.S. holder, under the portfolio interest rule, provided that:

  •
  interest paid on the note is not effectively connected with your conduct of a trade or business in the U.S.;

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and the regulations thereunder;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

  •
  either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations.

        Special certification and other rules apply to certain non-U.S. holders that are entities rather than individuals.

        If you cannot satisfy the requirements of the portfolio interest rule described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S. (as discussed below under "U.S. Federal Income Tax").

        The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

U.S. Federal Income Tax

        If you are engaged in a trade or business in the U.S. and interest on the notes is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided you comply with certain certification and disclosure requirements discussed above in "U.S. Federal Withholding Tax") in the same manner as if you were a U.S. person, as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such amount, subject to adjustments.

        Any gain realized on the sale, exchange, retirement or other disposition of a note (other than gain representing accrued but unpaid interest, which will be treated as such) generally will not be subject to federal income tax unless:

  •
  the gain is effectively connected with the conduct of a trade or business in the U.S. by you, or

  •
  you are an individual who is present in the U.S. for 183 days or more in the taxable year of that sale, exchange, retirement or other disposition, and certain other conditions are met or you are otherwise treated as a "resident alien" for U.S. federal income tax purposes.

U.S. Federal Estate Tax

        Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the federal withholding tax under the portfolio interest rule described above under "U.S. Federal Withholding Tax" without regard to the statement requirement described in the last bullet under that heading.

Information Reporting and Backup Withholding

        Generally, we must report to the Internal Revenue Service and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, and we have received from you the statement described above in the last bullet point under "U.S. Federal Withholding Tax." In addition, information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of the sale of a note within the U.S. or conducted through U.S.-related financial intermediaries unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated February 6, 2003, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC, Deusche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as representatives, the following respective principal amount of notes:

Underwriter	Principal Amount of Notes due 2013	Principal Amount of Notes due 2033
Credit Suisse First Boston LLC	$140,000,000	$93,333,334
Deutsche Bank Securities Inc.	140,000,000	93,333,333
J.P. Morgan Securities Inc.	140,000,000	93,333,333
Banc of America Securities LLC	10,200,000	6,800,000
Banc One Capital Markets, Inc.	10,200,000	6,800,000
Barclays Capital Inc.	10,200,000	6,800,000
BNP Paribas Securities Corp.	10,200,000	6,800,000
Credit Lyonnais Securities (USA) Inc.	10,200,000	6,800,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	10,200,000	6,800,000
Morgan Stanley & Co. Incorporated	10,200,000	6,800,000
Salomon Smith Barney Inc.	10,200,000	6,800,000
UBS Warburg LLC	10,200,000	6,800,000
Wachovia Securities, Inc.	10,200,000	6,800,000
ABN AMRO Incorporated	5,200,000	3,466,667
Bayerische Landesbank	5,200,000	3,466,667
BBVA Securities Inc.	5,200,000	3,466,667
BNY Capital Markets, Inc.	5,200,000	3,466,667
Daiwa Securities SMBC Europe Limited	5,200,000	3,466,667
McDonald Investments, Inc.	5,200,000	3,466,667
Mitsubishi Trust International Ltd	5,200,000	3,466,667
Mizuho International plc	5,200,000	3,466,667
PNC Capital Markets, Inc.	5,200,000	3,466,667
RBC Dominion Securities Corporation	5,200,000	3,466,667
SG Cowen Securities Corporation	5,200,000	3,466,666
Standard Chartered Bank	5,200,000	3,466,666
The Royal Bank of Scotland plc	5,200,000	3,466,666
Tokyo-Mitsubishi International plc	5,200,000	3,466,666
U.S. Bancorp Piper Jaffray Inc.	5,200,000	3,466,666

Total	$600,000,000	$400,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase from us all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

        The underwriters propose to offer the notes due 2013 and the notes due 2033 initially at the respective public offering prices on the cover page of this prospectus supplement and to selling group members at those prices less a selling concession of 0.30% of the principal amount per note due 2013 and 0.50% of the principal amount per note due 2033. The underwriters and selling group members may allow a discount of 0.15% of the principal amount per note due 2013 and 0.25% of the principal amount per note due 2033 on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers.

        We estimate that our out of pocket expenses for this offering will be approximately $700,000.

        The notes due 2013 and the notes due 2033 are each a new issue of securities with no established trading market. The underwriters intend to make a secondary market for the notes. However, the underwriters are not obligated to do so and may discontinue making a secondary market for any of the respective series of notes at any time without notice. No assurance can be given that a liquid trading market will develop or, if developed, that it will be maintained. Application has been made to list each series of notes on the Luxembourg Stock Exchange.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the respective series of notes or preventing or retarding a decline in the market price of the respective series of notes. As a result, the price of the respective series of notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

        The underwriters and certain of their affiliates may engage in transactions with, and/or perform services, including investment banking and general financing and banking services for us and our subsidiaries in the ordinary course of business.

        JPMorgan Chase Bank and J.P. Morgan Luxembourg S.A., each an affiliate of J.P. Morgan Securities Inc., act as Trustee under the Senior Indenture, and as Luxembourg Listing Agent and Luxembourg Paying Agent, respectively.

        Each of the underwriters has agreed that it will not offer, sell, or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement or prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will, to the best of the underwriters' knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on us except as set forth in the underwriting agreement.

        Holders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the notes were purchased. These taxes and charges are in addition to the issue price set forth on the cover page.

        Each underwriter has represented and agreed that it and each of its affiliates:

  •
  has not offered or sold and, prior to the date six months after the date of issue of the notes, will not offer or sell any of the notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services and Markets Act 2000;

  •
  has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

  •
  has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. will make the notes available for distribution in the primary market of the United States on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Credit Suisse First Boston LLC and its customers and J.P. Morgan Securities Inc. and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. based on transactions they conduct through the system. Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. will make the notes available to their customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

        By purchasing the notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, that the purchaser is purchasing as principal and not as agent, and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

Relationship with Affiliates of Certain Underwriters

        We are in compliance with the terms of the indebtedness owed by us to affiliates of the underwriters. The decision of the underwriters to distribute the notes was not influenced by their respective affiliates that are our lenders and those affiliates had no involvement in determining whether or when to distribute the notes under this offering or the terms of this offering. The underwriters will not receive any benefit from this offering other than the underwriting discounts and commissions paid by us.

GENERAL INFORMATION

        Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, our certificate of incorporation and by-laws and a legal notice relating to the issuance of the notes will be deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg where copies thereof may be obtained. You may request copies of these documents together with this prospectus supplement, the accompanying prospectus, the underwriting agreement, the indenture and our current annual and quarterly reports, as well as all other documents incorporated by reference in this prospectus supplement, including future annual and quarterly reports, so long as any of the notes are outstanding.

        You can also request copies (free of charge) of (1) this prospectus supplement, the accompanying prospectus and the indenture, and (2) our annual and quarterly reports, as well as other documents incorporated by reference in this prospectus supplement, including future annual, quarterly and current reports, by following the directions under "Where You Can Find More Information" on page 2 of the accompanying prospectus. These documents, including our annual and quarterly reports for the most recent two years and including the documents mentioned on page 2 of the accompanying prospectus, will also be made available (free of charge) at the office of our Luxembourg listing agent, J.P. Morgan Bank Luxembourg S.A., 5 Rue Plaetis, L-2338 Luxembourg.

        Except as set forth herein or in information incorporated by reference herein, as of the date of this prospectus supplement, there has been no material adverse change in our consolidated financial condition since December 31, 2001.

        Except as discussed herein or in information incorporated by reference herein, neither we nor any of our subsidiaries is involved in litigation, arbitration or administrative proceedings, and we are not aware of any such litigation, arbitration or administrative proceedings pending or threatened, relating to claims or amounts that are material in the context of the issuance of the notes.

        Resolutions relating to the issue and sale of the notes were adopted by our board of directors at meetings held on August 25-27, 2002 and by the Pricing Committee established thereunder as of February 6, 2003.

        The notes have been accepted for clearance through Euroclear and Clearstream. Relevant trading information is set forth below.

	ISIN	Common Code	CUSIP
Notes due 2013	US097023AT22	16295990	097023AT2
Notes due 2033	US097023AU94	16295981	097023AU9

$1,000,000,000

The Boeing Company

Debt Securities

        This prospectus describes securities that we may issue and sell at various times. This prospectus provides general information about these securities. We will provide the specific terms for the securities in supplements to this prospectus. You should read carefully this prospectus and any supplement before you invest.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 20, 2002.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING INFORMATION	1
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION BY REFERENCE	2
THE BOEING COMPANY	3
ABOUT THIS PROSPECTUS	3
RATIO OF EARNINGS TO FIXED CHARGES	4
SELECTED FINANCIAL INFORMATION	5
ADDITIONAL FINANCIAL INFORMATION	6
USE OF PROCEEDS	7
DESCRIPTION OF DEBT SECURITIES	7
PLAN OF DISTRIBUTION	19
LEGAL MATTERS	20
EXPERTS	20

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING INFORMATION

        Various statements in or incorporated by reference in this prospectus and in the prospectus supplement are intended to constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements give our current expectations or forecasts of future events and our future performance and do not relate directly to historical or current events or our historical or current performance. Most of these statements contain words that identify them as forward-looking, such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," or other words that relate to future events, as opposed to past or current events.

        You should understand as you read this prospectus that any forward-looking statement in this prospectus or in the prospectus supplement may turn out to be inaccurate. Actual results may differ materially from those described in any forward-looking statements because our assumptions or predictions were inaccurate, or because unknown risks arose after the date of this prospectus. For example, any of the following could render a forward-looking statement inaccurate:

  •
  changes in general economic and business conditions affecting our industry;

  •
  changes in our ability to compete with other companies in our industry;

  •
  changes in the level of demand for our products; and

  •
  changes in our business strategies.

        An inaccurate forward-looking statement may mean that our future performance will vary materially from the future performance predicted in this prospectus and from our historical and current performance. You should also consider the risks and uncertainties we describe from time to time in our filings with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC under the Securities Act a registration statement on Form S-3. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted under the rules of the SEC. We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The Exchange Act file number for our SEC filings is 1-442. You may read and copy the registration statement and any other document we file at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

  •
  Annual Report on Form 10-K for the year ended December 31, 2001; and

  •
  Quarterly Reports on Form 10-Q for the three and six month periods ended March 31, 2002 and June 30, 2002, respectively.

        We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write to us at The Boeing Company, 100 North Riverside, Chicago, Illinois 60606-1596, Attention: Shareholder Services, or call us at (312) 544-2835.

THE BOEING COMPANY

        The Boeing Company, together with its subsidiaries, is one of the world's major aerospace firms. Boeing operates in four principal areas: Commercial Airplanes; Military Aircraft and Missile Systems; Space and Communications; and Commercial Aircraft Financing conducted by Boeing Capital Corporation.

        Our Commercial Airplanes segment is involved in the development, production and marketing of commercial jet aircraft and providing related support services, principally to the commercial airline industry worldwide. Our Military Aircraft and Missile Systems segment is involved in the research, development, production, modification and support of the following products and related systems: military aircraft, including fighter, transport and attack aircraft; helicopters; and missiles. Our Space and Communications segment is involved in the research, development, production, modification and support of the following products and related systems: space systems; missile defense systems; satellites and satellite launching vehicles; rocket engines; and information and battle management systems. In July 2002, we announced that we will create Boeing Integrated Defense Systems (IDS), a newly formed business group to be organized through a combination of our Space and Communications segment and our Military Aircraft and Missile Systems segment. We believe that this combination of our space, defense, government, intelligence and communications capabilities into one business unit will allow IDS to provide integrated solutions for military services to our government customers by joining network-centric information systems with integrated military air, land, sea and space-based platforms. Additionally, through Boeing Capital Corporation, we engage in the financing of commercial and private aircraft and commercial equipment.

        We also operate in other segments as well. These other segments include the activities of Connexion by BoeingSM, a two-way data communications system for global travelers; Air Traffic Management, a business unit developing new approaches to a global solution to address air traffic management issues; and Phantom Works, an advanced research and development organization focused on innovative technologies, improved processes and the creation of new products.

        Boeing is a Delaware corporation with headquarters located at 100 North Riverside, Chicago, Illinois 60606-1596, telephone number (312) 544-2000. Unless the context otherwise indicates, the terms "we," "us," or "Boeing" mean The Boeing Company and its wholly-owned subsidiaries on a consolidated basis.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may offer our securities, from time to time, in one or more offerings. The total offering price of these securities will not exceed $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus.

        We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See "Plan of Distribution."

RATIO OF EARNINGS TO FIXED CHARGES

        We present below the ratio of our earnings to our fixed charges. Earnings consist of earnings before federal taxes on income, fixed charges adjusted for capitalized interest and amortization of previously capitalized interest and net adjustments for earnings of affiliates. Fixed charges consist of interest on borrowings, both expensed and capitalized, and that portion of rental expense we believe to be representative of interest.

	For the six months ended June 30,	For the years ended December 31,
	2002	2001	2000	1999	1998	1997
Ratio of earnings to fixed charges	5.6	5.6	6.2	6.9	3.4	0.5

SELECTED FINANCIAL INFORMATION

        The selected consolidated financial data for each of the five years ended December 31, 2001, 2000, 1999, 1998 and 1997 have been derived from our audited consolidated financial statements. The selected financial data for the six months ended June 30, 2002 and 2001, have been derived from our interim unaudited condensed consolidated financial statements. In the opinion of management, all adjustments necessary for a fair presentation of the results for the period covered are in the interim financial statements. Such adjustments are of a normal and recurring nature. This data should be read in conjunction with the consolidated financial statements and related notes incorporated herein by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation by Reference."

	For the six months ended June 30,		For the years ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(in millions, except per share data)
Operations information:
Sales and other operating revenues	$27,678	$28,809	$58,198	$51,321	$57,993	$56,154	$45,800
Operating earnings (loss)	$2,267	$2,585	$3,896	$3,058	$3,170	$1,567	$(256)
Net earnings (loss) before cumulative effect of accounting change	$1,357	$2,076	$2,826	$2,128	$2,309	$1,120	$(178)
Basic earnings (loss) per share before cumulative effect of accounting change	$1.69	$2.50	$3.46	$2.48	$2.52	$1.16	$(0.18)
Diluted earnings (loss) per share before cumulative effect of accounting change	$1.68	$2.45	$3.41	$2.44	$2.49	$1.15	$(0.18)
Cash dividends paid per share	$0.34	$0.34	$0.68	$0.56	$0.56	$0.56	$0.56
Financial position information:
Total assets	$47,228	$44,697	$48,058	$42,677	$36,147	$37,024	$38,293
Long-term debt	$11,312	$9,810	$10,866	$7,567	$5,980	$6,103	$6,123

ADDITIONAL FINANCIAL INFORMATION

        The following table provides pro forma results for the years ended December 31, 2001, 2000 and 1999, as if the non-amortization provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, which we adopted on January 1, 2002, had been applied.

	For the years ended December 31,
	2001	2000	1999
	(in millions, except per share data)
Net earnings:
Net earnings before cumulative effect of accounting change	$2,826	$2,128	$2,309
Add back: Goodwill and assembled workforce amortization, net of tax	158	111	83
Add back: Tradename amortization, net of tax	5	—	—

Adjusted net earnings before cumulative effect of accounting change	2,989	2,239	2,392
Cumulative effect of accounting change, net of tax	1	—	—

Adjusted net earnings	$2,990	$2,239	$2,392

Basic earnings per share:
Basic earnings per share before cumulative effect of accounting change	$3.46	$2.48	$2.52
Add back: Goodwill and assembled workforce amortization, net of tax	0.19	0.13	0.09
Add back: Tradename amortization, net of tax	0.01	0.00	0.00

Adjusted basic earnings per share before cumulative effect of accounting change	3.66	2.61	2.61
Cumulative effect of accounting change, net of tax	—	—	—

Adjusted basic earnings per share	$3.66	$2.61	$2.61

Diluted earnings per share:
Diluted earnings per share before cumulative effect of accounting change	$3.41	$2.44	$2.49
Add back: Goodwill and assembled workforce amortization, net of tax	0.19	0.13	0.09
Add back: Tradename amortization, net of tax	0.01	—	—

Adjusted diluted earnings per share before cumulative effect of accounting change	3.61	2.57	2.58
Cumulative effect of accounting change, net of tax	—	—	—

Adjusted diluted earnings per share	$3.61	$2.57	$2.58

USE OF PROCEEDS

        Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that we will use any net proceeds for general corporate purposes, which may include repayment of existing debt, working capital, capital expenditures and acquisitions. We will set forth in the prospectus supplement our intended use for the net proceeds received from any sale of securities. Pending the use of the net proceeds, we expect to invest the proceeds in short-term interest-bearing instruments.

DESCRIPTION OF DEBT SECURITIES

        We may offer up to $1,000,000,000 of debt securities under this prospectus. We may offer any combination of senior debt securities or subordinated debt securities. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and JPMorgan Chase Bank, as trustee, or any other trustee or trustees identified in the prospectus supplement. The indentures are filed as exhibits to the registration statement of which this prospectus is a part.

        The following description relates generally to every series of debt securities. The prospectus supplement will describe the particular terms of any debt securities we may offer. The following summaries of the debt securities and the indentures are incomplete and may not include all the information that is important to you. We urge you to read the indentures and the description of the debt securities included in the prospectus supplement. If any information in the prospectus supplement differs from the general terms described below, you should rely on the information in the prospectus supplement with respect to the particular debt securities being offered.

        We have outstanding debt securities issued under an indenture dated August 15, 1991 with JPMorgan Chase Bank, as trustee. We do not intend to issue any additional debt securities under that indenture.

General

        The debt securities will be unsecured general obligations of The Boeing Company. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated to all of our existing and future senior indebtedness as described below under "Subordination."

        The indentures do not limit the aggregate principal amounts of debt securities that may be issued thereunder. The indentures allow us to issue debt securities from time to time in one or more series with varying maturities, at par or at a discount. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of such series.

        You should refer to the prospectus supplement applicable to the debt securities for which this prospectus is being delivered with respect to the following terms:

  •
  the title of the debt securities being offered and whether they are senior debt securities or subordinated debt securities;

  •
  the aggregate principal amount and the denominations in which the debt securities are being offered;

  •
  the price or prices at which the debt securities are being offered or the method of determining those prices;

  •
  the date or dates on which the principal of the debt securities is scheduled to become due, or the method by which this date or these dates will be determined or extended;

  •
  the rate or rates, which may be fixed or variable, at which the debt securities will bear interest or the formula by which the interest will be calculated;

  •
  the date or dates from which such interest will accrue, and the method by which such interest will be paid;

  •
  the place or places where the principal, premium, if any, and interest, if any, on that issue of debt securities will be payable;

  •
  the place or places where that issue of debt securities may be surrendered for exchange, and notices or demands in respect of the debt securities may be served and any registered securities may be surrendered for registration of transfer;

  •
  the terms and conditions, if any, upon which we may redeem the debt securities prior to their stated maturity;

  •
  any obligation by us to redeem, purchase or repay the debt securities at the option of the holder;

  •
  any provisions for the establishment of a sinking, purchase or other similar fund, if any;

  •
  whether the debt securities are to be issued as fully registered securities, bearer securities, or both, and with or without coupons, or both;

  •
  whether the debt securities will be issued in whole or in part in the form of a global certificate;

  •
  any provisions for the payment of specified taxes, assessments or other governmental charges to non-United States persons or option to redeem the affected debt securities in lieu of making such payments;

  •
  the currency, currencies or currency unit or composite currency in which such debt securities will be denominated and/or in which the principal, premium, if any, or interest on such debt securities will be payable, and any index used to determine the amount of principal, premium, if any, or interest on such debt securities;

  •
  any deletions from, modifications of or additions to the events of default or covenants applicable to such debt securities, whether or not consistent with the events of default or covenants contained in the indenture as originally executed; and

  •
  any other terms of such debt securities.

Form, Exchange, Registration and Transfer

        The debt securities of a series may be issued in fully registered form, as bearer securities with or without coupons attached or both. The debt securities of a series may be issuable in permanent global form. If the debt securities are issuable as both registered and bearer securities, the holder can opt to exchange the bearer securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) for registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Unless otherwise indicated in the applicable prospectus supplement, bearer securities that are to be exchanged between a record date and a date on which the next interest payment is due will be surrendered without the coupon relating to such interest payment and such interest payment will be made to the holder of the coupon when due. Unless otherwise indicated in the applicable prospectus supplement, we will not issue bearer securities in exchange for registered securities.

        The debt securities may be presented for exchange and registration of transfer at the offices of the trustee maintained for that purpose as indicated in the prospectus supplement. The debt securities may also be submitted to transfer agents designated by us in the applicable prospectus supplement. The transfer or exchange will be effected when the trustee or authorized transfer agent is satisfied with the documents of title and the identity of the person making the request. At a minimum, we will establish transfer agents, in the case of registered securities, in each place where payments can be made with respect to such series, and in the case of bearer securities, in each place of payment for such series located outside the United States. Additional transfer agents may be designated in the prospectus supplement or otherwise from time to time and we reserve the right to rescind the designation of any transfer agent or to approve a change in the location through which any transfer agent acts. While there will be no service charge for any registration of transfer or exchange of the debt securities, we may require payment of an amount sufficient to cover any taxes and other governmental charges associated with such registration.

        If only part of a series of outstanding debt securities is to be called for redemption, we will not be required to do the following:

  •
  register the transfer of or exchange of the debt securities of the series to be redeemed from 15 days before the date notice is given identifying the serial numbers of the debt securities to be redeemed and ending at the close of business on (1) the day of mailing of the notice of redemption, if the debt securities of such are issuable only as registered securities, (2) the first day of publication of the notice of redemption, if the debt securities of such series securities are issuable only as bearer securities, or (3) the day of mailing of the notice of redemption if the debt securities of such series are issuable as both registered securities and bearer securities and no publication of the notice has been made;

  •
  register the transfer or exchange of any registered security called for redemption except for the portion, if any, that is not being redeemed;

  •
  exchange any bearer securities called for redemption, except in exchange for registered securities of that series of like tenor and principal amount that will be immediately surrendered for redemption.

Payment

        We will make payments of principal of and premium, if any, and interest, if any, on registered securities at the offices of the agent or agents designated by us to make such payments. We may also make payments of interest, at our option, by check mailed to the address of the person appearing on the securities register maintained by trustee or by wire transfer to the account of the person appearing on such register. Unless otherwise indicated in the applicable prospectus supplement, we will make payments of interest due on the registered securities to the holder of record as it appears on the register maintained by the trustee at the close of business on the date established for making such determination.

        Unless otherwise indicated in the applicable prospectus supplement, we will make payments of principal of and premium, if any, and interest, if any, on bearer securities, subject to any applicable law and regulations, at the offices of paying agents designated by us located outside the United States, or by check or wire transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in the applicable prospectus supplement, we will only make payments of interest on bearer securities against surrender of the coupon relating to such interest installment.

        We will designate the trustee as our sole paying agent for debt securities issuable solely as registered securities. We will designate, in the case of (1) registered securities, the trustee as paying agent, and (2) bearer securities, a paying agent in each place outside of the United States where such debt securities or their associated coupons may be surrendered for payment; provided, however, that if such debt securities are listed on a stock exchange located outside the United States and if required by the rules of such stock exchange, we have agreed to maintain a paying agent in such cities outside the United States as required.

        Additional paying agents may be designated in the prospectus supplement or otherwise from time to time and we reserve the right to rescind the designation of any paying agent or to approve a change in the location through which any paying agent acts.

        Any moneys we pay to a paying agent for the payment of principal of, premium, or interest on the debt securities which remains unclaimed at the second anniversary of the date such payment was due will be returned to us and thereafter holders of debt securities shall look only to us, as general unsecured creditors, for payment.

Global Securities

        We may issue the debt securities in global form. The global securities may be issued in registered or bearer form and may be temporary or permanent. The global securities will be deposited with, or on behalf of, the depositary identified in the applicable prospectus supplement. The prospectus supplement will also describe the circumstances, if any, under which beneficial owners may be able to exchange their interest in a global security for definitive securities of the same series. You should refer to the prospectus supplement for more detailed information with respect to the issuance of definitive securities and the terms thereof, and the terms of the depositary arrangements we have made with respect to any global security.

Definitions

        The following defined terms will be used in this description of the covenants:

  •
  "attributable debt" in respect of any sale and leaseback transaction means, as of any time of determination, the lesser of (1) the sale price of the principal property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease and (2) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with generally accepted financial practice, included in the rental payments of, if such interest factor cannot be readily determined, at a rate of interest of 10% per annum, compounded semiannually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

  •
  "capital stock" means any and all shares, interests, participations or other equivalents (however designated) evidencing equity ownership.

  •
  "consolidated net tangible assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities, excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor on the liabilities to a time more than 12 months after the time as of which the amount of current liabilities is being computed, and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of Boeing and its subsidiaries and computed in accordance with generally accepted accounting principles.

  •
  "debt" means any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

  •
  "lien" means any pledge, mortgage, lien, encumbrance or security interest.

  •
  "original issue discount security" means any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof.

  •
  "principal property" means all real property and tangible personal property constituting a manufacturing plant located within the United States owned by Boeing or a subsidiary, exclusive of (1) motor vehicles, mobile materials-handling equipment and other rolling stock, (2) office furnishings and equipment, information and electronic data processing equipment, (3) any property financed through industrial development bonds, (4) any real property held for development or sale, (5) any property the gross book value of which (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) is less than 15% of consolidated net tangible assets or (6) any property which our board of directors determines is not material to the operation of the business of Boeing and its subsidiaries taken as a whole.

  •
  "senior indebtedness" means all of the indebtedness of, or guaranteed by, Boeing for borrowed money (including the principal of, premium, if any, or interest on any such borrowed money and any commitment fees for unborrowed amounts which, if borrowed, would constitute senior indebtedness), whether currently outstanding or hereafter incurred, unless, under the instrument evidencing the same or under which the same is outstanding, it is expressly provided that such indebtedness is subordinate to other indebtedness and obligations of Boeing.

  •
  "subordinated indebtedness" means the subordinated debt securities and all other indebtedness of, or guaranteed by, Boeing whether or not outstanding on the date of the subordinated indenture, which is by the terms thereof made subordinate and junior in right of payment to all senior indebtedness.

  •
  "subsidiary" means any subsidiary of Boeing the voting stock of which is more than 50% owned and controlled by Boeing or a subsidiary of Boeing.

  •
  "U.S. government obligations" means generally direct noncallable obligations of the United States of America for the payment of which its full faith and credit is pledged or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

Maintenance of Principal Properties

        The indentures provide that we will cause all of our principal properties to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will cause such repairs, renewals, replacements and improvements to be made to our principal properties that, in our judgment, are required in order to continue to carry on the business conducted at our principal properties. However, the indentures do not prevent us from discontinuing the operation or maintenance or disposing of any principal property if we determine that the action is desirable.

Limitation on Liens

        So long as any debt securities are outstanding under the indenture:

  •
  Boeing will not itself, and will not permit any subsidiary to, create, incur, issue, assume or guarantee any debt secured by any lien on any principal property owned by Boeing or any subsidiary; and

  •
  Boeing will not itself, and will not permit any subsidiary to, create, incur, issue, assume or guarantee any debt secured by any lien on any shares of capital stock or debt of any subsidiary.

        However, any of the actions described in the first two bullet points under "Limitation on Liens" above may be taken if:

  •
  the securities under the indenture are equally and ratably secured; or

  •
  the aggregate principal amount of the secured debt then outstanding plus the attributable debt of Boeing and its subsidiaries in respect of sale and leaseback transactions described below involving principal properties entered into after the date when Boeing first issues securities pursuant to the indenture, other than transactions that are permitted as described in the third bullet point under "Sale and Leaseback Transactions," would not exceed 15% of consolidated net tangible assets.

        This restriction on liens will not apply to debt secured by permitted liens. Therefore, for purposes of this restriction, debt secured by permitted liens will be excluded in computing secured debt. Permitted liens include:

  •
  liens existing as of the date when Boeing first issued securities pursuant to the indenture;

  •
  liens existing on any property of a corporation at the time the corporation is merged into or consolidated with Boeing or a subsidiary; provided the lien is not extended to any principal property immediately prior to the merger or consolidation;

  •
  liens existing on any property of a corporation at the time it became or becomes a subsidiary;

  •
  liens securing debt owing by a subsidiary to Boeing or to a subsidiary;

  •
  liens on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving all or any part of such property, or to secure debt incurred to provide funds for the reimbursement of funds expended for the foregoing purposes;

  •
  liens in connection with government contracts, including the assignment of moneys due or to become due on government contracts or to secure progress, advance or the acquisition of real or personal property from any governmental body pursuant to any contract or statute;

  •
  materialmen's, carriers', mechanics', workmen's, repairmen's or other like liens which are not overdue or which are being contested in good faith in appropriate proceedings;

  •
  liens in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money; and

  •
  extensions, substitutions, replacements or renewals of the foregoing.

        Boeing Capital Corporation and its subsidiaries are excluded from the restrictions on liens discussed above.

Sale and Leaseback Transactions

        So long as any debt securities are outstanding under the indenture, Boeing will not, and will not permit any subsidiary to, enter into any sale and leaseback transaction after the date when Boeing first issued securities pursuant to the indenture, covering any principal property, which was or is owned or leased by Boeing or a subsidiary and which has been or is to be sold or transferred more than 120 days after the completion of construction and commencement of full operation of that principal property.

        However, a sale and leaseback transaction of this kind will not be prohibited if:

  •
  the lease is for a temporary period not exceeding three years;

  •
  the attributable debt of Boeing and its subsidiaries in respect of the sale and leaseback transaction and all other sale and leaseback transactions entered into after the date when Boeing first issued securities pursuant to the indenture (other than sale and leaseback transactions that are permitted as described in the next bullet point), plus the aggregate principal amount of debt secured by liens on principal properties then outstanding (not otherwise permitted or excepted) without equally and ratably securing the indenture securities, would not exceed 15% of consolidated net tangible assets;

  •
  an amount equal to the net proceeds of the sale or transfer (but not in excess of the net book value) of the principal property sold or transferred (as determined by Boeing) is applied within 180 days to the voluntary retirement of the indenture securities or other indebtedness of Boeing (other than indebtedness subordinated to the indenture securities) or indebtedness of a subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

  •
  the rent payable under the lease is to be reimbursed under a contract with the government of the United States or any instrumentality or agency thereof; or

  •
  the lease is with Boeing or another subsidiary.

        Boeing Capital Corporation and its subsidiaries are excluded from the restrictions on sale and leaseback transactions discussed above.

Merger and Sales of Assets

        Boeing may consolidate or merge with or into any other corporation, and Boeing may convey, transfer or lease all or substantially all of its properties or assets to another person provided that:

          (1)  the corporation formed by such consolidation or into which Boeing is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of Boeing substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and if such corporation is not Boeing, shall expressly assume, by an indenture supplement, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of, premium, if any, and interest (including all additional amounts, if any) on all the debt securities and the performance of every covenant of the respective indenture on the part of Boeing to be performed or observed;

          (2)  immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Boeing or a subsidiary as a result of such transaction as having been incurred by Boeing or a subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

          (3)  Boeing has delivered to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation (if the corporation formed by such consolidation is not Boeing), merger, conveyance, transfer or lease and such supplemental indenture comply with the terms of the respective indentures and that all conditions precedent therein provided for relating to such transaction shall have been complied with.

Events of Default, Notice and Waiver

        The following events, with respect to the debt securities of a series are defined in the indentures as "events of default:"

  •
  the non-payment of any interest extending 30 days beyond the date such interest payment became due and whether or not, in the case of the subordinated debt securities, such payment is prohibited by the subordination provisions referred to below under "Subordination;"

  •
  non-payment of any principal of or premium, if any, on the debt securities of the applicable series as such payments become due whether or not, in the case of the subordinated debt securities, such payment is prohibited by the subordination provisions referred to below under "Subordination;"

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  default in the deposit of any sinking fund payment on the debt securities of that series when and as due, whether or not, in the case of the subordinated debt securities, such payment is prohibited by the subordination provisions referred to below under "Subordination;"

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  default in the performance of any other covenant or warranty of Boeing in the respective indenture which remains unremedied for a period of 90 days after notice of default by the holders of at least 25% in principal amount of the outstanding debt securities of that series or by the trustee;

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  certain events of bankruptcy, insolvency or reorganization; or

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  any other event of default provided in a supplemental indenture with respect to debt securities of a particular series.

        Reference is made to the prospectus supplement relating to any series of offered debt securities which are original issue discount securities for the particular provisions relating to the principal amount of such original issue discount securities due upon acceleration upon the occurrence of an event of default and its continuation.

        The trustee is required, within 90 days after the occurrence of any default which is known to the trustee and is continuing, to give to the holders of the applicable series of debt securities with respect to which such default has occurred notice of such default, provided, that, except in the case of default in the payment of principal, premium, if any (including any sinking fund payment) or interest, if any, on a series of debt securities with respect to which such default has occurred, the trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holder of the debt securities of such series.

        If an event of default with respect to debt securities of any series then outstanding shall have occurred and be continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) and accrued interest of all the debt securities of such series to be due and payable immediately. In certain cases, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may rescind and annul such declaration and its consequences.

        The trustee may require indemnification by the holders of a series of debt securities with respect to which a default has occurred before proceeding to exercise any right or power under the applicable indenture at the request of the holders of debt securities of such series. The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

        In certain cases, the holders of not less than a majority in principal amount of an outstanding series of debt securities may, on behalf of the holders of all debt securities of such series, and any coupons appertaining thereto, waive any past default with respect to such series and its consequences except a default (1) in the payment of the principal, premium, if any, or interest (except to the extent that such interest has been paid), if any, on such series of debt securities with respect to which such default has occurred (2) in respect of a covenant or provision in the indenture which cannot be modified or amended without the consent of each holder of each debt security of the applicable series.

        We will be required to file annually with the trustee a certificate as to the absence of defaults under each indenture.

        The occurrence of an event of default under an indenture may give rise to a cross-default under other series of debt securities issued under such indenture and other indebtedness of ours that may be outstanding from time to time.

Notices

        Except as otherwise provided in the indentures, notices to holders of bearer securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such debt securities. Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the security registers maintained by the trustee.

Modification of the Indentures

        Modification and amendment of the indentures may be made by us and the trustee without the consent of any holder, for any of these purposes:

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  to evidence the succession of another corporation to Boeing;

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  to add to the covenants of Boeing for the benefit of the holders of all or any series of debt securities or to surrender any right or power therein conferred upon Boeing;

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  to add additional events of default;

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  to change any provision of the indentures to facilitate the issuance of bearer securities;

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  to change or eliminate any provision of any indenture, provided no debt security outstanding of any series is entitled to the benefit of such provision;

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  to secure the debt securities;

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  to establish the form or terms of unissued debt securities;

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  to provide for the acceptance of appointment by a successor trustee;

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  to cure any ambiguity, defect or inconsistency in either indenture or both of them; or

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  to supplement any provision of any indenture as necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided such action does not adversely affect the interests of holders of the series of debt securities.

        Modification and amendment of the indentures may be made by us and the trustee with the consent of the holders of not less than two-thirds in principal amount of the outstanding debt securities of an affected series; provided that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  •
  change the stated maturity date or the principal of, premium, if any, or any installment of interest (or any additional amount) on, any such debt security;

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  reduce the principal amount or rate of interest thereon;

  •
  change the redemption price, if applicable;

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  change the place or currency of payment of principal of or premium, if any, or interest on any debt security;

  •
  impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof;

  •
  reduce the above-stated percentage of outstanding debt securities necessary to modify or amend the respective indentures;

  •
  modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default or compliance with certain restrictive provisions to less than a majority;

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  change any obligation of Boeing to maintain an office or transfer agency; or

  •
  reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof.

Discharge and Defeasance

        Under each of the indentures, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the applicable trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and premium, if any, and interest, if any, to the date of such deposit (if such debt securities have become due and payable) or to the maturity thereof or redemption date, as the case may be, along with an officer's certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been complied with.

        Each indenture further provides that, if applicable to the debt securities of any series, we may elect to defease and be discharged from any and all obligations with respect to such debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) ("defeasance") upon the irrevocable deposit by us with the trustee, in trust, of an amount of money or U.S. government obligations, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

        Such a trust may only be established if, among other things, (1) the defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other agreement or instrument to which we are a party or by which we are bound, (2) no default or event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust and (3) we have delivered to the trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and such opinion of counsel must refer to and be based upon a letter ruling of the IRS received by us, a revenue ruling published by the IRS or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

        The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance, including any modifications to the provisions described above, with respect to the debt securities of a particular series.

Subordination

        The indebtedness evidenced by the subordinated debt securities and the payment of the principal of and premium, if any, and interest, if any, on each and all of the subordinated debt securities are subordinated in right of payment to the prior payment in full of senior indebtedness and, unless specifically designated as ranking junior to our other subordinated debt securities, rank equally with all of our other subordinated debt securities which have not been specifically designated as ranking junior to our other subordinated debt securities. We have not issued any subordinated debt ranking junior to the subordinated debt securities but we reserve the right to issue such junior subordinated debt.

        If we default in the payment of any senior indebtedness, unless and until such default shall have been cured or waived, no direct or indirect payment shall be made on account of the principal of and premium, if any, or interest, if any, or any additional amounts on the subordinated debt securities, or in respect of any sinking fund for, or redemption, retirement or purchase or other acquisition of any of the subordinated debt securities.

        If any other event of default occurs with respect to any senior indebtedness, permitting the holders thereof to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived, no direct or indirect payment shall be made on account of the principal of, or premium, if any, or interest, if any (including additional amounts) on any subordinated debt securities or in respect of any sinking fund for, or redemption, retirement, purchase or other acquisition of the subordinated debt securities, during any period of 90 days after written notice of such default shall have been given to us by any holder of senior indebtedness or during any period in which any judicial proceeding is pending in respect of such default and a notice of acceleration of the maturity of such senior indebtedness has been transmitted to us in respect of such default.

        In the event of: (1) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment or other similar proceeding relating to us, our creditors or our property; (2) any proceeding for the liquidation, dissolution or other winding up of Boeing, whether voluntary or involuntary, whether or not involving bankruptcy proceedings; (3) any assignment by us for the benefit of creditors; or (4) any other marshalling of our assets, all senior indebtedness shall first be paid in full before any payment or distribution shall be made to any holder of subordinated debt securities.

        If any such payment or distribution to be paid to the holders of senior indebtedness shall be made to any holder of subordinated debt securities in contravention of the foregoing and before all of the senior indebtedness shall have been paid in full, such payment or distribution shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of senior indebtedness at the time outstanding in accordance with the priorities then existing among such holders for applications to the payment of all senior indebtedness remaining unpaid.

        Senior indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash equal to the amount of senior indebtedness then outstanding. Upon payment in full of all senior indebtedness, the holders of subordinated debt securities shall be subrogated to all rights of any holders of senior indebtedness to receive any further payments or distributions applicable to the senior indebtedness until all amounts owing on the subordinated debt securities shall have been paid in full, and such amounts or distributions which otherwise would be paid or distributed to the holders of senior indebtedness, shall, as between us and our creditors (other than the holders of senior indebtedness), on the one hand, and the holders of the subordinated debt securities, on the other hand, be deemed to be a payment by us on account of senior indebtedness and not on account of the subordinated debt securities.

PLAN OF DISTRIBUTION

Method of Distribution

        We may sell the debt securities to or through underwriters, to be designated from time to time, and we also may sell debt securities directly to investors or through agents or broker-dealers. In addition, we may authorize agents to solicit and receive offers from certain institutions to purchase the debt securities. Any distributor to whom or through whom we will sell debt securities will be named in the applicable prospectus supplement. Each prospectus supplement will detail the method of distribution for the debt securities offered in connection with such prospectus supplement.

Pricing

        The debt securities may be sold from time to time in one or more transactions at:

  •
  a fixed price or prices, subject to change;

  •
  market prices prevailing at the time of sale;

  •
  prices relating to prevailing market prices; or

  •
  negotiated prices.

        We may determine the price or other terms of the debt securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the related supplement to this prospectus.

Compensation to Distributors of the Debt Securities

        We or purchasers of debt securities through agents or underwriters may pay compensation to the distributors of the debt securities. Such compensation may be discounts, concessions or commissions. This compensation, as well as profit received by distributors in connection with the resale of debt securities, may be deemed to be underwriting discounts and commissions under the Securities Act. Each prospectus supplement will describe any distributor receiving compensation from us deemed to be "underwriting discounts and commissions" under the Securities Act and the compensation received by the distributor.

Indemnification of Distributors of the Debt Securities

        We may enter into agreements with distributors of the debt securities to indemnify them against, and contribute toward, certain liabilities, including liabilities under the Securities Act.

Bearer Debt Securities

        Each distributor of debt securities which are issuable as bearer debt securities will agree not to offer, sell or deliver, in any manner, bearer debt securities in the United States or to United States persons in connection with the original issuance of the debt securities.

Other Information

        Some distributors of the debt securities or affiliates of such persons may perform services for us or engage in transactions with us in the ordinary course of business. In connection with the distribution of the debt securities, we may enter into swap or other hedging transactions with, or arranged by, distributors of the debt securities or affiliates of such persons. These distributors or their affiliates may receive compensation, trading gain or other benefits from these transactions.

LEGAL MATTERS

        Piper Rudnick, Chicago, Illinois, will provide us with an opinion as to legal matters in connection with the securities we are offering.

EXPERTS

        The financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for derivative instruments and hedging activities to conform to Statement of Financial Accounting Standards No. 133), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ISSUER
The Boeing Company
100 North Riverside
Chicago, Illinois 60606-1596

TRUSTEE, REGISTRAR AND PAYING AGENT

JPMorgan Chase Bank
4 New York Plaza, 15th Floor
New York, New York 10004

LUXEMBOURG PAYING AGENT
J.P. Morgan Bank Luxembourg S.A.
5 Rue Plaetis, L-2338
Luxembourg

LUXEMBOURG LISTING AGENT
J.P. Morgan Bank Luxembourg S.A.
5 Rue Plaetis, L-2338
Luxembourg

LEGAL ADVISERS
To The Boeing Company
Piper Rudnick
203 North LaSalle Street
Chicago, Illinois 60601

To the Underwriters
Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017

AUDITORS TO THE ISSUER
Deloitte & Touche LLP
Two Prudential Plaza
180 North Stetson Avenue
Chicago, Illinois 60601

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